EXHIBIT 10.7
COMMERCE ENERGY GROUP, INC.
BONUS PROGRAM

Plan Document

As Amended by First Amendment
Adopted March 27, 2007

COMMERCE ENERGY GROUP, INC.
BONUS PROGRAM

Plan Document

ARTICLE I
PURPOSE OF THE PLAN
The Commerce Energy Group, Inc. (the “Company”) established this Commerce Energy Group, Inc. Bonus Program (the “Plan”) to provide employees with an increased awareness and ongoing interest in the direction of the Company. The Plan is designed to ensure that employees are appropriately awarded for both corporate and individual performance.
ARTICLE II
DEFINITIONS
2.1	“Board” shall mean the Board of Directors of the Company.

2.2	“Bonus” shall mean the amount payable to a Participant under the Plan.

2.3	“Bonus Group” shall mean the Executive Team, the Management Team or the Staff Team, or any or all of them, as established and comprised of in the Committee’s sole discretion.

2.4	“Bonus Pool” shall mean discretionary funds established by the Committee pursuant to Sections 4.2(a)(i) and 4.2(a)(vi) herein.

2.5	“Committee” shall mean the compensation committee of the Board.

2.6	“Contractor” shall mean an individual who provides services to the Company, but is not employed by the Company.

2.7	“Earned Bonus Percentage” shall mean the portion of the Potential Bonus Percentage that a Participant may receive based on the Committee’s evaluation and assessment of the Qualitative Individual Measures set forth in Section 4.2(c) herein.

2.8	“Executive Team” shall mean the executives responsible for the governance of the Company who are designated as Executive Team members in the Committee’s sole discretion.

2.9	“Fiscal Year” shall mean the period commencing August 1st and ending July 31st.

2.10	“Management Team” shall mean the managers who are responsible for the operations of the departments and functional units of the Company and who are designated as Management Team members in the Committee’s sole discretion.
2.11	“Net Income” shall mean the Company’s net income from operations, including interest income and expense, for any Fiscal Year after bonus accruals under this Plan are deducted.
2.12	“Participant” shall mean the employees of the Company eligible to receive a Bonus under the Plan, pursuant to Article III.
2.13	“Part-Time Employee” shall mean an employee who is customarily employed by the Company for an average of fewer than 20 hours per week.
2.14	“Potential Bonus Percentage” shall mean the maximum amount of Bonus, expressed as a percentage of a Participant’s base salary, that is potentially payable to the Participant under the Plan based on the attainment of the Quantitative Company Measures set forth in Section 4.2(a) herein.
ARTICLE III
ELIGIBILITY FOR PARTICIPATION
3.1	CONDITIONS FOR BECOMING AN ELIGIBLE PARTICIPANT. Conditions for becoming an eligible participant are met upon the commencement of full-time employment within the first nine months (August 1 through April 30) of the Fiscal Year, subject to the limitation set forth in Section 4.3(a). Employees who participate in one or more of the Company’s commission incentive programs are eligible to participate in this Plan, subject to the limitation set forth in Section 4.3 herein.
3.2	EXCLUDED EMPLOYEES. Part-Time Employees and Contractors are not eligible to participate in this Plan.
ARTICLE IV
PAYMENTS
4.1	AUTHORIZATION OF PAYMENTS. No Bonus is payable under the Plan for a Fiscal Year unless the Committee determines Bonuses may be payable for such Fiscal Year and provides Participants with written notice of such determination. The Committee, thereafter, specifically authorizes the Bonus payments to the Participants, provided the pre-established objectives are met for such Fiscal Year.
4.2	FINANCIAL GOAL AND PERFORMANCE FACTORS TRIGGERING BONUS. In its sole and absolute discretion, the Committee determines Bonus payments under the Plan by establishing quantitative factors specific to the Company, taking into account the Participant’s level in the Company, and assessing the Participant’s attainment of qualitative individual performance measures.

(a)	Quantitative Company Measures. A Participant’s Potential Bonus Percentage is determined based on the Company’s Net Income. If at the close of any Fiscal Year, the Company achieves Net Income, the Plan will become active for such year; otherwise, the Plan will be inactive for any Fiscal Year and no Bonus payments will be made hereunder. Provided Net Income results for any Fiscal Year, Potential Bonus Percentages or, if applicable, the discretionary bonus pool is determined according to the following schedule:
(i)	Net Income Less Than Trigger Target. If the Company’s Net Income for any Fiscal Year is less than the Trigger Target (a Net Income amount determined by the Committee from time to time), the Committee in its sole discretion may establish a Bonus Pool and allocate bonuses among members of the Management Team and/or Staff Team as the Committee deems appropriate. No bonuses may be paid to the Executive Team under this Plan if Net Income for any Fiscal Year is less than the Trigger Target.

(ii)	Trigger Target. If the Company’s Net Income for any Fiscal Year is equal to or greater than the Trigger Target but less than the Stretch Target (as described below), the Potential Bonus Percentages for the CEO, Participants within the Executive Team (other than the CEO), the Management Team and the Staff Team shall be amounts determined by the Committee by the last day of the third month following the start of the Fiscal Year to which the bonus relates.

(iii)	Stretch Target. If the Company’s Net Income for any Fiscal Year is equal to or greater than the Stretch Target (a Net Income amount in excess of the Trigger Target, which shall be determined by the Committee from time to time), but less than the Enhanced Stretch Target (as described below), the Potential Bonus Percentages for the CEO, Participants within the Executive Team (other than the CEO), the Management Team and the Staff Team is shall be amounts determined by the Committee by the last day of the third month following the start of the Fiscal Year to which the bonus relates.

(iv)	Enhanced Stretch Target. If the Company’s Net Income for any Fiscal Year is equal to or greater than the Enhanced Stretch Target (a Net Income amount in excess of the Stretch Target, which shall be determined by the Committee from time to time), but less than the Super Stretch Target (as described below), the Potential Bonus Percentages for the CEO, Participants within the Executive Team (other than the CEO), the Management Team and the Staff Team shall be amounts determined by the Committee by the last day of the third month following the start of the Fiscal Year to which the bonus relates.
(v)	Super Stretch Target. If the Company’s Net Income for any Fiscal Year is equal to or greater than the Super Stretch Target (a Net Income amount in excess of the Enhanced Stretch Target, which shall be determined by the Committee from time to time), the Potential Bonus Percentages for the CEO, Participants within the Executive Team (other than the CEO), the Management Team and the Staff Team shall be amounts determined by the Committee by the last day of the third month following the start of the Fiscal Year to which the bonus relates.

(vi)	Net Income in Excess of the Super Stretch Target. If the Company’s Net Income for any Fiscal Year is greater than Super Stretch Target, the Committee may establish a Bonus Pool and allocate among and distribute the Bonus Pool to members of the Bonus Groups as the Committee determines in its sole discretion.
(b)	Participant’s Level. If the Committee determines that the Plan is active for any Fiscal Year (as determined under Section 4.2(a) herein), the Bonus is payable in an amount appropriate for the Participant’s level in the Company. Bonus Groups, consisting of the Executive Team, Management Team and Staff Team, are used to categorize the levels and bonus amounts of the Participants.

(c)	Qualitative Individual Measures. The Plan, if active for any Fiscal Year (as determined under Section 4.2(a) herein), is designed to link a Participant’s Bonus with the Company’s performance by establishing target objectives for each Participant and assessing the Participant’s attainment of such objectives. The objectives for each Bonus Group fall within the following categories (also referred to as “Compass Points”):
(i)	Executive Team — Financial, investors, customers, peers and leadership.

(ii)	Management Team — Financial, departmental and leadership.

(iii)	Staff Team — Financial, departmental and individual.
(d)	Creation of Goals. The Participants’ objectives and measurements thereof shall be written and pre-established. To be pre-established, the objective must be approved (consistent with the procedures set forth in parts (i) through (iii) of this sub-section (d)) by the last day of the third month following the start of the Fiscal Year to which the objective relates (or within 30 days after the date the individual first becomes eligible to participate in the Plan, if later), and the outcome must be uncertain at the time the objective is established. To ensure a balanced approach to the various objectives applied to determine a Participant’s Bonus, each objective will be assigned a weight value (expressed as a percentage) based upon the overall objectives of the Company. The foregoing shall be communicated to each Participant as soon as practicable after the establishment of the objectives, measurements and weight values.
(i)	CEO and Executive Team. The CEO and members of the Executive Team shall recommend objectives (as well as measurements and weight values thereof) applicable to the CEO and members of the Executive Team for approval by the Committee. Each Executive Team member shall have goals that are specific to their position. Members of the Executive Team shall share at least two common objectives, which encourages and requires the team to work closely together to achieve the objectives.

(ii)	Management Team. The CEO and members of the Executive Team shall establish and approve financial, departmental and leadership objectives (as well as measurements and weight values thereof) for members of the Management Team.

(iii)	Staff Team. The CEO, Executive Team and Management Team, acting jointly or severally, shall establish and approve financial, departmental and leadership objectives (as well as measurements and weight values thereof) for members of the Staff Team.
(e)	Review Process. As soon as practicable after the Fiscal Year audit is completed and the Plan is determined to be active, each Participant’s performance will be reviewed in relation to the pre-established Company objectives, as well as the execution of the individually-assigned duties. The performance ratings, expressed as a percentage (the Earned Bonus Percentage) are applied to determine the amount of the Bonus Payment in accordance with Section 4.3 herein.
(i)	CEO Review Process. An annual review of the CEO will be completed by the Chairman of the Board and the Chairman of the Committee.

(ii)	Executive Team Review Process. An annual review of the Executive Team members, other than the CEO, will be completed by the CEO and the Committee.

(iii)	Management Team Review Process. An annual review of the Management Team members will be completed by the CEO and members of the Executive Team.

(iv)	Staff Team Review Process. An annual review of the Staff Team members will be completed by the members of the Management Team.

(f)	Initial Year of Plan. For Fiscal Year 2007, the Committee shall, upon the effective date of the Plan, (i) establish the Trigger Target, Stretch Target, Enhanced Stretch Target, and Super Stretch Target (collectively, the “Target Thresholds”); (ii) establish the Potential Bonus Percentages for the CEO and the Bonus Groups with respect to the various Target Thresholds; and (iii) create Participant objectives and corresponding measurements and weight values thereof, notwithstanding the provisions of Sections 4.2(a) and 4.2(d) herein with respect to the timing for completion of the foregoing.
4.3	CALCULATION OF BONUSES. If the Plan is active for any Fiscal Year (as determined under Section 4.2(a) herein), each Participant shall become eligible to receive a Bonus, to be paid in accordance with Section 4.5 herein, equal to: the product of (x) the Participant’s Potential Bonus Percentage, and (y) the Participant’s Earned Bonus Percentage, and (z) the Participant’s base annual salary, as in effect on the last day of the ninth month (April 30th) of the Fiscal Year to which the Bonus relates; plus any allocation from the Bonus Pool as determined under Sections 4.2(a)(i) and 4.2(a)(vi) herein; and reduced (but not below zero) by any amounts paid from the Company’s commission incentive programs.
(a)	Proration. If an employee enters the Plan after the first day of the Fiscal Year to which the Bonus payment relates, the Bonus may be prorated, in the sole discretion of the Committee, based on the length of time the individual served as an employee of the Company during such Fiscal Year.
4.4	VESTING. To receive a Bonus pursuant to Section 4.5 below, a Participant must complete at least three months of service and be an active employee of the Company in good standing on the date the bonus is paid. The Bonus has no cash out value until the payment date. If a Participant’s termination of service occurs for any reason prior to the payment date, the Participant shall forfeit all rights to the Bonus.
4.5	TIME AND METHOD OF PAYMENT. Each Participant’s Bonus shall be paid in a lump sum payment after the Fiscal Year audit to which the Bonus relates is completed and the individual evaluation process has been finalized.
4.6	APPLICABLE TAXES.
(a)	Employment Taxes. The Company shall withhold from each Participant’s Bonus, in a manner determined by the Company, the Participant’s share of FICA, withholding taxes and other employment taxes.

(b)	Income Taxes and Deferred Compensation. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Plan (including any taxes arising under Section 409A of the Internal Revenue Code). Neither the Company nor its affiliates nor any of their directors, agents or employees shall have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes.

ARTICLE V
RIGHTS OF PARTICIPANTS
5.1	IN GENERAL. All payments are subject to the terms and conditions herein. Although Participant’s performance may be rated periodically during any Fiscal Year and progress may be tracked, all Bonus payments are subject to the calculation as set forth in Section 4.3 herein. The mere existence of periodic performance assessments or Company performance tracking does not give the Participant any basis for claiming any Bonus under this Plan on a pro rata basis during the fiscal year or otherwise.
5.2	NOT A CONTRACT OF EMPLOYMENT. Nothing in this Plan gives a Participant the right to remain in the employ of the Company. Except to the extent explicitly provided otherwise in a then effective written employment contract executed by the Participant and the Company, Participant is an at will employee whose employment may be terminated without liability at any time for any reason.
5.3	CLAWBACK RELATING TO CERTAIN FINANCIAL RESTATEMENT. To the extent permitted by governing law, the Board shall have the discretion to require that each member of the Executive Team reimburse the Company for all or any portion of the Bonus if:
(a)	Bonus Payment Is Dependent on Financial Results. The payment, grant or vesting was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement;

(b)	Fraud or Misconduct. In the Board’s view, the member of the Executive Team engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company or any substantial affiliate; and

(c)	Lower Payment Results. A lower payment, award or vesting would have occurred based upon the restated financial results.

In each such instance, the Company will, to the extent practicable and allowable under applicable laws, require reimbursement of any Bonus awarded to a member of the Executive Team in the amount by which the individual’s annual bonus exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest; provided that the Company will not seek to recover bonuses paid more than three years prior to the date the applicable restatement is disclosed.
In addition, the Board could terminate the member of the Executive Team for cause, authorize legal action for breach of fiduciary duty, assert rights under Section 304 of the Sarbanes-Oxley Act, or take such other action to enforce the executive’s obligations to the Company as may fit the facts surrounding the particular case.

ARTICLE VI
ADMINISTRATION
The Plan shall be administered by the Committee. The Committee shall have the right to construe the Plan, to interpret any provision of the Plan, to make rules and regulations relating to the Plan, and to determine any factual question arising in connection with the Plan’s operation after such investigation or hearing as the Committee may deem appropriate. Any decision made by the Committee under the provisions of this Article shall be conclusive and binding on all parties concerned. The Committee may delegate to the officers or employees of the Company the authority to execute and deliver those instruments and documents, to do all acts and things, and to take all other steps deemed necessary, advisable or convenient for the administration of this Plan in accordance with its terms and purpose.
ARTICLE VII
AMENDMENT OR TERMINATION OF PLAN
The Board or the Committee shall have the unilateral right to amend, suspend or terminate this Plan at any time with respect to all or some Participants and with respect to any unearned or unvested Bonus that is or could become payable. If such amendment or termination of the Plan would have a material and adverse affect on a Participant’s earned, but unvested Bonus, then written consent of the Participant is required with respect to such Bonus.
ARTICLE VIII
EFFECTIVE DATE
This Plan shall be effective January 25, 2007.